Exhibit 10.2

FORBEARANCE AGREEMENT AND THIRD AMENDMENT TO CREDIT AND SECURITY AGREEMENT

THIS FORBEARANCE AGREEMENT AND THIRD AMENDMENT TO CREDIT AND SECURITY AGREEMENT (this "Agreement") is dated effective as of November 26, 2008, and is entered into by and between DELPHAX TECHNOLOGIES INC., a Minnesota corporation (the "Borrower"), and HARLAND CLARKE CORP., a Delaware Corporation (the "Lender").

RECITALS

The Borrower and Wells Fargo Bank, National Association, acting through its Wells Fargo Business Credit operating division ("Wells Fargo"), were parties to a Credit and Security Agreement dated September 10, 2007, as amended by a First Amendment to Credit and Security Agreement dated as of February 15, 2008 and a Second Amendment to Credit Agreement dated as of June 30, 2008 (as amended from time to time, the "Credit Agreement"). Capitalized terms used in this Agreement have the meanings given to them in the Credit Agreement unless otherwise specified, and references to Sections refer to Sections of the Credit Agreement.

On or about August 7, 2008, Lender acquired the Indebtedness of the Borrower to Wells Fargo and all of Wells Fargo's rights and interests under the Loan Documents.

Various Events of Default have occurred under the Credit Agreement and the Loan Documents, as more fully described in the forbearance letters from Lender to Borrower dated September 5, 2008, September 23, 2008 and October 3, 2008 (the "Specified Defaults"). Pursuant to these forbearance letters and the letter agreements by and between Lender and Borrower dated October 17, 2008, October 31, 2008 and November 14, 2008, respectively, Lender agreed to forbear from exercising its rights and remedies with respect to the Specified Defaults through November 30, 2008.

Borrower has delivered to Lender its certified projections for its 2009 fiscal year as required by Section 6.1(d) of the Credit Agreement, and Borrower and Lender have been negotiating mutually agreeable Financial Covenants for Borrower's 2009 fiscal year as contemplated by the Credit Agreement.

Borrower has requested that certain amendments be made to the Credit Agreement and that Lender continue to forbear from exercising its rights and remedies with respect to the Specified Defaults in order to allow Borrower to address the Specified Defaults and other business issues. Lender is willing to make such changes and continue to forbear subject and pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

    Acknowledgements. Borrower acknowledges that:

    As of November 25, 2008, the Indebtedness totaled $2,511,544.47, exclusive of accrued but unpaid interest and other costs and fees provided for in the Credit Agreement;

    All of the Indebtedness is due Lender without setoff, defense or counterclaim, in law or in equity, of any kind or nature;

    The Indebtedness is secured by valid, properly perfected first priority liens and security interests in favor of Lender in all of Borrower's personal property and assets;

    As a result of the Specified Defaults, Lender has (in the absence of the Forbearance Period provided for in this Agreement) the right, without further notice, to accelerate the Indebtedness, demand payment in full and enforce its rights under the Loan Documents; and

    Lender has duly performed all of its obligations under the Credit Agreement and Loan Documents and, in the absence of the Forbearance Period provided for in this Agreement, Lender would have no obligation to continue financing Borrower or to forbear from enforcing its rights under the Credit Agreement, the Loan Documents and applicable law.

    Forbearance Period. Subject to the following conditions, Lender agrees to forbear from enforcing its rights and remedies under the Loan Documents with respect to the Specified Defaults through the date upon which Lender has received and accepted of all of the parts ordered by Lender under that certain parts purchase order identified by P.O. 4500172179 issued on August 22, 2008 by Lender to Borrower (the "Parts Order") (the "Forbearance Period"):

    There are no further or additional Events of Default under the Credit Agreement;

    Simultaneous with providing originally executed copies of this Agreement, Borrower provides fully executed originals of all certificates and reaffirmations hereto; and

    Borrower complies with all terms and conditions of this Agreement, the Credit Agreement (as amended hereby) and the Loan Documents.

Upon the occurrence of any additional or further Events of Default or of a default under this Agreement, Lender may, at its option and without further notice, terminate the Forbearance Period and exercise all rights and remedies available under the Credit Agreement, the Loan Documents and applicable law, and all of the Indebtedness will immediately become due and payable upon expiration or termination of the Forbearance Period. However, if no further or additional defaults or Events of Default (including, without limitation, recurrence of the Specified Defaults) have occurred under the Credit Agreement, this Agreement or the other Loan Documents prior to the date upon which Lender has received and accepted of all of the parts ordered by Lender under the Parts Order, then all of the Specified Defaults shall be deemed to be waived effective as of that date.

    Amendments to Credit Agreement.

      Defined Terms. Section 1.1 of the Credit Agreement is amended by amending and restating in their entireties the following definitions:

      "Borrowing Base" means at any time the lesser of:

      (a) The Maximum Line Amount, less the Daily Gross Wage Reserve; or

      (b) Subject to change from time to time in the Lender's sole discretion, the sum of:

        The product of the Accounts Advance Rate times Eligible Accounts, plus

        During the Foreign Accounts Eligibility Period, the lesser of (A) the product of the Accounts Advance Rate times Eligible Foreign Accounts or (B) $500,000, plus

        The lesser of:

          $1,700,000, or

          The sum of

            The lesser of (A) the product of the Inventory Advance Rate times the cost of Eligible Inventory located at locations owned or leased by the Borrower, or (B) or seventy-one percent (71%) of the Net Orderly Liquidation Value of such Eligible Inventory, plus

            The lesser of (A) the lesser of (i) the product of the Inventory Advance Rate times the cost of Eligible Inventory not located on a location owned and leased by the Borrower or (ii) seventy-one percent (71%) of the Net Orderly Liquidation Value of such Eligible Inventory or (B) $1,250,000,

        In both Paragraph (I) and Paragraph (II) above, the seventy-one percent 71% rate shall decrease by (x) two percent (2%) per month on the last business day of the first week of each month, beginning January 2, 2009 through and including March 6, 2009 and (y) four percent (4%) on the last business day of the first week of each month beginning April 3, 2009 and continuing thereafter through September 4, 2009, less

        The Borrowing Base Reserve, less

        The Daily Gross Wage Reserve, less

        Indebtedness that the Borrower owes to the Lender that has not yet been advanced on the Revolving Note, and an amount that the Lender in its reasonable discretion finds on the date of determination to be equal to the Lender's net credit exposure with respect to any swap. derivative, foreign exchange, hedge, deposit, treasury management or other similar transaction or arrangement extended to the Borrower by the Lender that is not described in Article II of this Agreement.

      "Commercial Letter of Credit Agreement" means an agreement governing the issuance of documentary letters of credit for the account of Borrower in form acceptable to Lender and the proposed issuing bank.

      "Daily Gross Wage Reserve" means on any day a reserve in an amount equal to the product of $60,000 (or, in the event of a reduction in the total bi-weekly payroll of Borrower and Delphax Canada, one-tenth of the reduced total bi-weekly payroll amount) multiplied by the number of weekdays (including the day of calculation) since Borrower's last pay day.

      "L/C Application" means an application for the issuance of standby or documentary letters of credit pursuant to the terms of a Standby Letter of Credit Agreement or a Commercial Letter of Credit Agreement, in form acceptable to Lender and the proposed issuing bank.

      "Maximum Line Amount" means $6,000,000 from and after the date of this Agreement.

      "Standby Letter of Credit Agreement" means an agreement governing the issuance of standby letters of credit for the account of Borrower in form acceptable to Lender and the proposed issuing bank.

      Section 1.1 of the Credit Agreement is further amended by amending the following definition as follows:

      In the definition of "Prime Rate", references to "Lender" are hereafter deemed references to "Wells Fargo Bank, National Association".

      Section 1.1 of the Credit Agreement is further amended by deleting the defined term "CR Unit Sale" and adding the following new definitions in the appropriate places alphabetically:

      "Borrower Equipment Sales" means the revenue generated for any given period (measured in accordance with GAAP) from Borrower's sales of new or used equipment to a third party customer for which Borrower will have an opportunity to supply to such customer maintenance services or spare parts, supplies and consumables for the continued operation of the equipment.

      "Equipment" means all of Borrower's present and hereafter acquired equipment, machinery, machine tools, motors, furniture, furnishings, fixtures, motor vehicles, rolling stock, processors, tools, parts, dies, jigs, goods (other than consumer goods, farm products or Inventory), wherever located, and any interest of Borrower in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions and improvements to any of the foregoing, wherever located.

      Section 1.1 of the Credit Agreement is further amended by amending and restating clause (xiii) of the definition of "Eligible Accounts" in its entirety to read as follows:

      "(xiii) Accounts owed by any account debtor (other than John H. Harland Company, Clarke American Corp. or Harland Clarke Corp.), regardless of whether otherwise eligible, to the extent that the aggregate balance of such Accounts exceeds twenty-five percent (25%) of the aggregate amount of all Accounts, excluding Borrower's Affiliates' Accounts;"

      Fees. Section 2.7(b) and (c) are amended and restated in their entireties to read as follows: "Intentionally omitted". Additionally, Lender agrees that the reduction fee otherwise owing under Section 2.7(h) will not be required in connection with the reduction in the Maximum Line Amount provided for in this Agreement.

      Reporting. Section 6.1 of the Credit Agreement is amended to amend and restate the parenthetical in the second line thereof to read as follows: "...(or, with respect to the first month of the fiscal year and the third month of each of the first three fiscal quarters, 45 days)...".

      Section 6.1 of the Credit Agreement is amended to amend and restate in its entirety subsection (o) and to add the following new subsection (r) at the end thereof:

      "(o) SEC Filings. Promptly after the sending or filing thereof, copies of all regular and periodic reports which the Borrower shall file with the Securities and Exchange Commission or any national securities exchange (provided, however, that the Borrower will continue to provide Lender with each of the following even if the Borrower is not then obligated to make filings with the Securities and Exchange Commission: (i) quarterly financial statements, with accompanying notes, within 45 days after the end of each fiscal quarter, and annual financial statements, with accompanying notes, within 90 days after the end of each fiscal year, in each case with the Borrower's management's commentary in respect thereof and a comparison of the Borrower's actual financial results as compared with the Borrower's financial projections for the then current fiscal year delivered pursuant to Section 6.2(d) of the Credit Agreement; and (ii) notification of all matters and events that would have required the filing of a Form 8-K within five (5) days of their occurrence)."

      "(r) Subordinated Creditors. Promptly upon receipt thereof, copies of all communications between Borrower and any Subordinated Creditors."

      Minimum Net Income Covenant. Section 6.2(a) of the Credit Agreement is amended and restated in its entirety to read as follows:

      "(a) Minimum Net Income. The Borrower will achieve, for each period from the first day of the Borrower's fiscal year containing the following indicated months to the last day of each such month, Net Income of not less than the amount set forth opposite such month in the table below (numbers appearing between "( )" are negative):

Fiscal Year-to-Date Period Ending the Last Day of:	Minimum Net Income:
September 2008	$(7,150,000)
October 2008	$($250,000)
November 2008	$20,000
December 2008	$(150,000)
January 2009	$350,000
February 2009	$1,715,000
March 2009	$1,840,000
April 2009	$2,165,000
May 2009	$2,445,000
June 2009	$840,000
July 2009	$1,260,000
August 2009	$1,705,000
September 2009	$2,200,000

      Minimum Borrower Equipment Sales Covenant. Section 6.2(b) of the Credit Agreement is amended and restated in its entirety to read as follows:

      "(b) Minimum Borrower Equipment Sales. The Borrower will achieve, for each fiscal quarter from the first day of its 2009 fiscal year to the last day of such fiscal quarter, Borrower Equipment Sales of not less than the amount set forth opposite such fiscal quarter:

Fiscal Year-to-Date Period Ending the Last Day of:	Minimum Borrower Equipment Sales:
December 2008	$550,000
October 2008	$1,300,000
November 2008	$1,840,000
September 2009	$3,025,000

      Permitted Liens. Section 6.3 of the Credit Agreement is amended by deleting the "and" at the end of subsection (a)(iv), replacing the period at the end of subsection (a)(v) with "; and" and adding the following new subsection (a)(vi) which reads as follows:

      "(vi) Liens in favor of providers of foreign exchange hedging contracts as to cash amounts borrowed as Revolving Advances and pledged to secure the Borrower's obligations under such contracts."

      Permitted Indebtedness. Section 6.4 of the Credit Agreement is amended by deleting the "and" at the end of subsection (c), replacing the period at the end of subsection (d) with "; and", and adding the following new subsection (e) at the end thereof:

      "(e) Letters of Credit issued in accordance with the terms of this Credit Agreement to secure obligations relating to foreign exchange hedging contracts or the pledge of cash amounts borrowed as Revolving Advances to secure such obligations."

      Performance by the Lender. Section 6.27 of the Credit Agreement is amended by adding a new sentence at the end thereof reading as follows:

      "Nothing in this Section 6.27 is intended to or does grant to Borrower any cure rights other than those set forth in Section 7.1(b), nor does anything in this Section 6.27 affect Lender's ability to act with respect to any Event of Default pursuant to the terms of Article VII of this Agreement."

      Events of Default. Section 7.1(b) of the Credit Agreement is amended to add Section 6.21 to the list of Sections from Article VI set forth therein and Section 7.1 is further amended to add the following new Sections 7.1(r), (s) and (t):

      "(r) Borrower fails to comply with and fulfill all of its obligations to Lender under the Parts Order and any breach is not cured within ten (10) business days following Borrower's receipt of Lender's written notice to Borrower (delivered in accordance with Section 8.3 of this Agreement) specifying such failure; provided, however, that Borrower's failure to meet the delivery schedule attached hereto as Exhibit C shall not constitute an Event of Default hereunder if Borrower has used its best efforts to meet such delivery schedule.

      (s) Borrower, Lender and Wells Fargo Bank, National Association shall not have entered into a Lockbox and Blocked Account Agreement in substantially the form attached hereto as Exhibit D by January 15, 2009.

      (t) An Event of Default occurs under the Securities Purchase Agreement dated as of March 26, 2007 between Borrower, Delphax Canada and the "Investors" described therein or under any promissory note or document related thereto or executed in connection therewith and any applicable period of grace set forth therein has expired.

      Exhibit C and D. Exhibits C and D attached to this Agreement are incorporated as Exhibits C and D to the Credit Agreement and shall be considered a part of the Credit Agreement for all purposes.

      Letters of Credit. Notwithstanding anything to the contrary in the Credit Agreement, Borrower acknowledges that (i) Lender cannot directly issue Letters of Credit and that any obligations Lender may have under the terms of the Credit Agreement to issue Letters of Credit will be satisfied by Lender causing Letters of Credit to be issued for the account of Borrower, and (ii) Borrower is obligated to reimburse Lender for any amounts Lender may be obligated to pay, whether to the issuing bank or otherwise, with respect to any Letters of Credit, and any amounts owing by Borrower to Lender with respect to Letters of Credit will be considered part of the Indebtedness.

    Definition of Lender; Address for Notice. Unless the context requires otherwise, all references to "Lender" in the Credit Agreement and the Loan Documents will be deemed to refer to Harland Clarke Corp., as successor in interest to Wells Fargo. Likewise, for purposes of all Loan Documents, Lender's address for notice purposes will be:

    10931 Laureate Drive

    San Antonio, TX 78249

    Attention: Chief Financial Officer

    Transfer of Chief Executive Office and Closing of Business Location. Notwithstanding the terms of Section 6.25 of the Credit Agreement, and subject to the conditions set forth herein, Lender consents to Borrower's (a) closing the office of its French subsidiary, (b) causing its Canadian subsidiary to move from Building 2 (Tomken Road) in Mississauga, Ontario to Building 3 (Timberlea Blvd.) in Mississauga, Ontario and (c) relocating Borrower's current chief executive office and principal place of business at 6100 West 110th Street, Bloomington, Minnesota to another office location in the Minneapolis-St. Paul metropolitan area (collectively, the "Permitted Location Actions"), provided that in each instance that Borrower gives Lender at least 15 days prior written notice of such Permitted Location Actions. By executing this Agreement, Borrower represents and warrants to Lender that none of the Permitted Location Actions will adversely affect Borrower's ability to conduct its business or meet its obligations to its customers. Furthermore, Lender's consent is conditioned upon the following:

      Lender's consent to the Permitted Location Actions shall not result in a waiver of, and does not waive, any defaults or Events of Default that may arise as a result of the Permitted Location Actions; and

      Prior to commencing any of the Permitted Location Actions, Borrower must ensure (at its expense) that the Permitted Location Actions do not adversely affect or prejudice any of Lender's legal rights under this Credit Agreement.

    Wells Fargo Loan Programs. Effective as of August 7, 2008, Borrower acknowledges that it may no longer participate in Wells Fargo's Loan Manager and Ready Remit programs and that Revolving Advances will be governed by the terms of the Credit Agreement or such other agreements as may be entered into in writing from time to time by Lender and Borrower.

    No Other Changes. Borrower reaffirms, ratifies and confirms its obligations under the Loan Documents (as amended by this Agreement). Except as explicitly amended by this Agreement, all of the terms and conditions of the Credit Agreement and the Loan Documents are preserved and shall remain in full force and effect and shall apply to any advance or letter of credit thereunder.

    Turnaround Consultant. Borrower agrees that, at Lender's option, it will either retain a turnaround consultant or company reasonably satisfactory to Lender or permit access to Borrower's business, operations, and management to Lender or its representatives as reasonably requested by Lender; provided, however, Lender agrees that if it should require Borrower to retain an outside turnaround consultant in respect of Borrower, the fees and expenses of such consultant shall not exceed a total of $250,000 and Lender will permit Borrower to add back to Net Income the turnaround consultant's fees and expenses for purposes of determining Borrower's compliance with Section 6.2(a) of the Credit Agreement.

    Conditions Precedent. Effectiveness of this Agreement is subject to satisfaction of the following conditions:

    a. Lender shall have received an executed original of this Agreement;

    b. Lender shall have received originally executed Resolutions of the Borrower in substantially the form attached as Exhibit A hereto;

    c. Lender shall have received an originally executed Reaffirmation of Loan Documents in the form attached as Exhibit B hereto; and

    d. Borrower and Lender shall have entered into that certain Supply and Self-Maintenance Agreement.

    Intellectual Property Issues. On or before May 31, 2009, Borrower shall have resolved all issues clearing up the chain of title to confirm Borrower's ownership free and clear of all of its intellectual property rights and Lender's first priority security interest therein to Lender's reasonable satisfaction.

    Representations and Warranties. The Borrower hereby represents and warrants to the Lender as follows:

      The Borrower has all requisite power and authority to execute this Agreement and any other agreements or instruments required hereunder and to perform all of its obligations hereunder and thereunder, and this Agreement and all such other agreements and instruments have been duly executed and delivered by the Borrower and constitute the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms.

      The execution, delivery and performance by the Borrower of this Agreement and any other agreements or instruments required hereunder have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Borrower, or the articles of incorporation or by-laws of the Borrower, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected.

      All of the representations and warranties contained in Article V of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date and except that the financial solvency representation in Section 5.18 is not made as to the Borrower's French subsidiary.

    References. All references in the Credit Agreement to "this Agreement" shall be deemed to refer to the Credit Agreement as amended hereby; and any and all references in the Security Documents to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.

    No Waiver. Except to the extent that the Specified Defaults may be waived in accordance with the provisions of Section 2 of this Agreement, the execution of this Agreement and the acceptance of all other agreements and instruments related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement (including without limitation the Specified Defaults) or a waiver of any breach, default or event of default under any other document or agreement, whether or not known to the Lender and whether or not existing on the date of this Agreement.

    No Further Forbearance Implied; Remedies. Borrower acknowledges that Lender has no obligation to agree to the Forbearance Period, extend the term of the Forbearance Period, or forbear from enforcing its rights and remedies after the expiration or termination of the Forbearance Period, and that in the absence of the Forbearance Period provided for in this Agreement Lender would have no obligation to continue making loans, and nothing contained herein or otherwise is intended to be or is a promise or agreement to continue making loans after the end of the Forbearance Period or to extend the stated term of the Forbearance Period, except to the extent that the Specified Defaults may be waived in accordance with the provisions of Section 2 of this Agreement. Furthermore, no future agreement by Lender to make loans, or to extend the term of the Forbearance Period beyond the expiration thereof, or any other agreement, is or will be valid or enforceable unless it is contained in a written agreement signed by Lender. Upon expiration or termination of the Forbearance Period, Lender shall have all rights and remedies provided in the Credit Agreement and the Loan Documents and/or by otherwise applicable law, which rights and remedies are expressly reserved, except as provided in the last sentence of Section 2 of this Agreement.

    Release. The Borrower hereby absolutely and unconditionally releases and forever discharges the Lender, and any and all participants, parent entities, subsidiary entities, affiliated entities, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrower has had, now has or has made claim to have against any such Person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Agreement, whether such claims, demands and causes of action are matured or unmatured or known or unknown. The Borrower additionally hereby absolutely and unconditionally releases and forever discharges Wells Fargo and its participants, parent entities, subsidiary entities, affiliated entities, insurers, indemnitors, successors and assigns, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description arising from the beginning of time to and including the date of this Agreement and arising under or in any way related to the Credit Agreement, the Loan Documents or the Indebtedness, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrower has had, now has or has made claim to have against any such Person for or by reason of any act, omission, matter, cause or thing whatsoever, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

    Costs and Expenses. The Borrower hereby reaffirms its agreement under the Credit Agreement to pay or reimburse the Lender on demand for all costs and expenses incurred by the Lender in connection with the Loan Documents, including without limitation all reasonable fees and disbursements of legal counsel. Notwithstanding the foregoing, the Borrower and the Lender each agree to pay the fees and disbursements of their own counsel for the services performed by such counsel in connection with the preparation of this Agreement and the documents and instruments executed in connection herewith.

    Miscellaneous. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall he deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument. Further, facsimile and electronic copies of signatures shall be treated as original signatures for all purposes.

    CONSULTATION WITH COUNSEL. BORROWER ACKNOWLEDGES THAT (1) IT HAS CONSULTED WITH COUNSEL AND OTHER ADVISORS OF ITS CHOICE, AND AFTER CONSULTING WITH SUCH COUNSEL AND ADVISORS, KNOWINGLY, VOLUNTARILY AND WITHOUT DURESS, COERCION, UNLAWFUL RESTRAINT, INTIMIDATION OR COMPULSION, ENTERS INTO THIS AGREEMENT, BASED UPON SUCH ADVICE AND COUNSEL AND IN THE EXERCISE OF ITS BUSINESS JUDGMENT, (2) THIS AGREEMENT HAS BEEN ENTERED INTO IN EXCHANGE FOR GOOD AND VALUABLE CONSIDERATION, RECEIPT OF WHICH THE PARTIES HERETO ACKNOWLEDGE, AND (3) IT HAS CAREFULLY AND COMPLETELY READ ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT AND IS NOT RELYING ON THE OPINIONS OR ADVICE OF LENDER OR ITS REPRESENTATIVES IN ENTERING INTO THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

HARLAND CLARKE CORP.	DELPHAX TECHNOLOGIES INC.

By /s/Peter A. Fera Jr.	By /s/Gregory S. Furness
EVP + CFO	Chief Financial Officer
Its	Its

EXHIBIT A

CERTIFIED COPY OF

BORROWING RESOLUTIONS

I HEREBY CERTIFY that I am the duly elected and qualified secretary of Delphax Technologies Inc., a Minnesota corporation ("Corporation"), and that the following is a true and correct copy of resolutions duly adopted by the Board of Directors in accordance with its bylaws and applicable statutes on November 5, 2008:

RESOLVED, that each of the President and the Chief Financial Officer are hereby authorized, on behalf of the Corporation and Delphax Technologies Canada Limited, to negotiate, execute, deliver and consummate amendments to the Corporation's and Delphax Technologies Canada Limited's agreements with Harland Clarke Corp. and its affiliate Scantron Canada Ltd. concerning (i) the U.S. and Canadian senior credit agreements, and (ii) the subordinated debt of Delphax Technologies Canada Limited, in each case having such terms as the President or the Chief Financial Officer in his discretion shall approve, his signature to be conclusive evidence of his approval.

I also certify that the following are duly elected and incumbent officers of the Corporation in the offices set forth below opposite his name, and that the signature of each of them set forth below is his genuine signature:

Print Name	Title	Signature

Dieter Schilling	President &	/s/ Dieter P. Schilling
Chief Executive Officer

Greg Furness	Vice President &	/s/ Gregory S. Furness
Chief Financial Officer

I also certify that a copy of the Corporation's bylaws is attached as Schedule 1 and that such bylaws remain in full force and effect.

I further certify that (i) the foregoing Borrowing Resolutions are in full force and effect as of the date of this Certificate; (ii) the Borrowing Resolutions and any borrowings hereunder have been properly noted in the corporate books and records, and have not been rescinded, annulled, revoked or modified.

I have executed this document on this 26th day of November, 2008.

By: /s/ Earl Rogers
Earl Rogers, Secretary

Schedule 1: Bylaws

SCHEDULE 1

BYLAWS

EXHIBIT B

REAFFIRMATION OF LOAN DOCUMENTS

The undersigned, while not a party to this Forbearance Agreement and Third Amendment to Credit and Security Agreement (the "Agreement"), has guaranteed payment of all of the obligations of Delphax Technologies Inc. owing to Harland Clarke Corp. ("Lender"), pursuant to a guarantee and related documents and agreements, including without limitation a Pledge and Security Agreement (collectively, the "Guarantor Documents"). In order to induce Lender to enter into the Agreement, the undersigned (1) acknowledges and agrees that the Guarantor Documents remains in full force and effect and are hereby ratified, confirmed and approved and extend to and cover all of the obligations described in the Agreement; (2) consents to all of the terms and conditions of the Agreement; and (3) acknowledges and agrees that the fact that Lender has sought this reaffirmation does not create any obligation, right, or expectation that Lender will seek its consent to or reaffirmation with respect to any other or further agreements or modifications to the relationship between it and Borrower or any other party. Each of the undersigned further acknowledges and agrees that Lender is the successor in interest to Wells Fargo Bank, National Association, acting through its Wells Fargo Business Credit operating division ("Prior Lender") and is entitled to and may exercise all of Prior Lender's rights and remedies under the Guarantor Documents and the other documents and agreements between Lender, Borrower and/or the undersigned and that any references to "Lender" in the Guarantor Documents will be deemed to refer to Lender, as successor in interest to Prior Lender.

DELPHAX TECHNOLOGIES CANADA
LIMITED

By: /s/ Gregory S. Furness
Print Name: Gregory S. Furness
Title: Chief Financial Officer

EXHIBIT C

DELIVERY SCHEDULE

EXHIBIT D

FORM OF LOCKBOX AND BLOCKED ACCOUNT AGREEMENT